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                                                                        EXHIBIT 11.1
                           ETHYL CORPORATION AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS PER SHARE
                  for the years ended December 31, 1996, 1995 and 1994
                         (In thousands except per share amounts)

                                                   1996       1995       1994
                                                 -------    -------    -------
Net income                                       $92,972    $73,963    $97,755

Less preferred stock dividends
   First Preferred:
      6% Series A, $6.00 per share                  -          -           (12)
                                                 -------    -------    -------
   Net income applicable to common stock          92,972     73,963     97,743
                                                 =======    =======    =======
Average number of shares of common stock
outstanding                                      118,444    118,436    118,427

Shares issuable upon the assumed exercise of
   outstanding stock options (1)                       4         10         24
                                                 -------    -------    -------
Shares of common stock and common stock
   equivalents (1) (2)                           118,448    118,446    118,451
                                                 =======    =======    =======

Earnings per share (3)                             $0.78      $0.62      $0.83
                                                 =======    =======    =======

Notes:

(1)   For fully-diluted earnings per share, the shares issuable upon the assumed exercise of outstanding stock options would be 4, 11, and 26 in 1996, 1995, and 1994, respectively, and the shares of common stock equivalents would have been 118,448,
      118,447, and 118,453, respectively.

(2)   To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) Primary earnings per share and fully-diluted earnings per share are the same amounts.

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